Exhibit 8.1
As of July 27, 2009
DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800
Bethesda, MD 20817
Ladies and Gentlemen:
     We have acted as counsel for DiamondRock Hospitality Company, a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-157753) filed on March 6, 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended by a pre-effective amendment filed on March 9, 2009 (as so amended or supplemented, the “Registration Statement”). Pursuant to the Registration Statement, the Company proposes to issue and sell, in one or more offerings, up to $75,000,000 aggregate maximum offering price of shares of its common stock, $0.01 par value per share (the “Shares”), in accordance with the terms set forth in the prospectus supplement, dated July 27, 2009, to the prospectus filed as part of the Registration Statement. This opinion letter addresses the Company’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), the classification of the DiamondRock Hospitality Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), for federal income tax purposes, and the accuracy of certain matters discussed in the Registration Statement under the heading “Federal Income Tax Considerations Related to our REIT Election” and in the prospectus supplement under the heading “Supplement to Federal Income Tax Considerations.”
     In rendering the following opinions, we have reviewed and relied upon the Articles of Amendment and Restatement of Articles of Incorporation dated as of June 25, 2004 and Second Amended and Restated Bylaws of the Company dated as of April 20, 2005, each as amended from time to time and as in effect as of the date of this opinion letter, the Limited Partnership Agreement of the Operating Partnership dated as of June 4, 2004 and as in effect as of the date hereof, and such other records, certificates, and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein. For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

DiamondRock Hospitality Company
As of July 27, 2009

     We also have reviewed and relied upon the representations, as to factual matters, and covenants of the Company and the Operating Partnership contained in a letter that the Company provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”), and that we have discussed with the Company’s representative, regarding the organization and operations of the Company and the Operating Partnership and other matters affecting the Company’s ability to qualify as a REIT. For purposes of this opinion letter, we assume that each such representation and covenant has been, is and will be true, correct and complete, that the Company, the Operating Partnership and any subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of the Company or the Operating Partnership, we assume that each of the Company and the Operating Partnership will in fact be owned and operated in accordance with such stated intent.
     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:
     (i) commencing with the Company’s taxable year ended December 31, 2005, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed ownership and operations will allow the Company to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years;
     (ii) as long as the Operating Partnership has only one partner for federal income tax purposes, it will be disregarded as an entity separate from the Company and if and when the Operating Partnership has two or more partners for federal income tax purposes, the Operating Partnership will be treated as a partnership within the meaning of Code Sections 7701(a)(2) and 761(a) and will not be treated as a publicly traded partnership taxable as a corporation under the rules of Code Section 7704; and
     (iii) the statements set forth under the heading “Federal Income Tax Considerations Related to our REIT Election” in the Registration Statement and under the heading “Supplement to Federal Income Tax Considerations” in the prospectus supplement, insofar as such statements constitute matters of law, summaries of legal matters, legal documents, contracts or legal proceedings, or legal conclusions, are correct in all material respects and do not omit to state a matter of law necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
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DiamondRock Hospitality Company
As of July 27, 2009

     We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service. The Internal Revenue Service may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as in effect as of the date of this opinion letter. Changes in applicable law could cause the federal income tax treatment of the Company or the Operating Partnership to differ materially and adversely from the treatment described above and render the tax discussion in the Registration Statement incorrect or incomplete.
     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company and to such Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement and the prospectus supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
     We are rendering this opinion letter to you in connection with the issuance and sale of the Shares and this opinion letter may not be relied upon by any other person or for any other purpose without our prior written consent. This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate).
Very truly yours,
/s/ Goodwin Procter LLP
Goodwin Procter LLP